Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com

Park Hotels & Resorts Inc. Reports Second Quarter 2021 Results

TYSONS, VA (August 5, 2021) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the second quarter ended June 30, 2021 and provided an operational update on COVID-19.

Second quarter financial highlights include:

•
Pro-forma RevPAR was $78.46, an increase of 909.7% from the same period in 2020 and a decrease of 59.2% from the same period in 2019;
•
Pro-forma occupancy for Park’s 42 consolidated hotels open during the entirety of the second quarter was 55.6%;
•
Net loss and net loss attributable to stockholders were $(114) million and $(116) million, respectively;
•
Adjusted EBITDA was $33 million, an increase from Adjusted EBITDA of $(49) million compared to the first quarter of 2021;
•
Pro-forma Hotel Adjusted EBITDA was $42 million, an improvement of 222.3% compared to the first quarter of 2021;
•
Adjusted FFO attributable to stockholders was $(38) million, an improvement of 66.3% compared to the first quarter of 2021;
•
Diluted loss per share was $(0.49); and
•
Diluted Adjusted FFO per share was $(0.16).

Additional highlights include:

•
Reopened four additional hotels during the quarter, with 90% of total room count currently open while only three hotels in the portfolio remain closed – New York Hilton Midtown, Parc 55 San Francisco - a Hilton Hotel and Hilton Short Hills;
•
In June 2021, broke even at the corporate level and anticipates positive cash flow for the third quarter, based on current trends;
•
In May 2021, issued an aggregate of $750 million of senior secured notes ("2029 Senior Secured Notes") and utilized the net proceeds to repay approximately $564 million of the Company's revolving credit facility ("Revolver") and approximately $173 million of the term loan entered into in August 2019 ("2019 Term Facility");
•
Completed the sale of the W New Orleans – French Quarter in April 2021 for total gross proceeds of approximately $24 million, the net proceeds of which were used to repay a portion of the Revolver;
•
Completed the sale of the Hotel Indigo San Diego Gaslamp Quarter in San Diego, California and the Courtyard Washington Capitol Hill Navy Yard in Washington, D.C. in the same transaction in June 2021 for total gross proceeds of $149 million, the net proceeds of which were used in July 2021 to repay the then remaining outstanding balance of the Revolver of $13 million and $133 million of the 2019 Term Facility;
•
In July 2021, completed the sale of the Hotel Adagio, Autograph Collection, for gross proceeds of $82 million, for which the net proceeds were used to repay $77 million of the 2019 Term Facility; and
•
In June 2021, entered into an agreement to sell the Le Meridien San Francisco, which is expected to close during the third quarter, for a gross sales price of approximately $222 million; the net proceeds of which are expected to be used to repay a portion of the 2019 Term Facility.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, “I am extremely pleased by the accelerated improvement of our portfolio, with our hotels generating positive Hotel Adjusted EBITDA for the second quarter. Our hotels in drive-to and fly-to resort markets continue to outperform, producing solid increases in both rate and occupancy as exceptionally strong leisure demand drove many of our resort assets to pre-pandemic performance. During the second half of 2021, we look forward to a sequential increase in leisure demand through the summer followed by the expected recovery of group and business transient demand. Also, with the sale of an additional four hotels and one pending sale, totaling $477 million in gross proceeds, our team will have exceeded our stated goal of selling $300 million to $400 million of hotels in 2021 to further de-leverage our balance sheet. We look forward to continuing this path of recovery throughout the remainder of this year and anticipate the return of group business, for which forward bookings continue to strengthen in 2022 with three consecutive quarters of increases, including a 10% increase in the second quarter.”

Selected Statistical and Financial Information

(unaudited, amounts in millions, except RevPAR, ADR and per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change(1)		2021	2020	Change(1)
Pro-forma RevPAR	$78.46	$7.77	909.7%		$59.74	$71.84	(16.8)%
Pro-forma Occupancy	42.3%	6.1%	36.2%	pts	34.3%	33.8%	0.5%	pts
Pro-forma ADR	$185.63	$128.34	44.6%		$174.21	$212.40	(18.0)%

Pro-forma Total RevPAR	$118.53	$14.53	715.6%		$89.57	$116.76	(23.3)%

Net loss	$(114)	$(261)	NM(2)		$(305)	$(950)	NM(2)
Net loss attributable to stockholders	$(116)	$(259)	NM(2)		$(306)	$(947)	NM(2)

Adjusted EBITDA	$33	$(122)	NM(2)		$(16)	$(40)	NM(2)
Pro-forma Hotel Adjusted EBITDA	$42	$(106)	NM(2)		$8	$(19)	NM(2)
Pro-forma Hotel Adjusted EBITDA margin	13.7%	(282.7)%	NM(2)		1.7%	(3.2)%	NM(2)
Adjusted FFO attributable to stockholders	$(38)	$(174)	NM(2)		$(151)	$(117)	NM(2)

Loss per share - Diluted(1)	$(0.49)	$(1.10)	NM(2)		$(1.30)	$(4.01)	NM(2)
Adjusted FFO per share - Diluted(1)	$(0.16)	$(0.74)	NM(2)		$(0.64)	$(0.50)	NM(2)
Weighted average shares outstanding - Diluted	236	235	1		236	236	—

(1)	Amounts are calculated based on unrounded numbers.
(2)	Percentage change is not meaningful.

Operational Update

Park reopened four hotels during the second quarter, increasing total rooms by 3,996 rooms. The timing of reopening our remaining three suspended hotels will depend primarily on demand recovery in their respective markets.

The current status of Park’s hotels as of August 5, 2021 is as follows (for a list of status by hotel please see Park’s financial supplement):

Status	Number of Hotels	Total Rooms
Consolidated Open	46	25,033
Consolidated Suspended	3	3,216
Total Consolidated	49	28,249
Unconsolidated Open	7	4,297
Total Hotels	56	32,546

Changes in Pro-forma ADR, Occupancy and RevPAR compared to the same periods in 2020 and 2019 and Pro-forma Occupancy for Park’s 49 consolidated hotels were as follows:

	Change in Pro-forma ADR		Change in Pro-forma Occupancy				Change in Pro-forma RevPAR
	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020		2021 vs. 2019		2021 vs. 2020	2021 vs. 2019	2021 Pro-forma Occupancy
Q1 2021	(29.5)%	(31.2)%	(35.4)%	pts	(51.2)%	pts	(70.0)%	(76.7)%	26.2%

April 2021	47.0	(21.3)	33.0		(47.8)		1,326.8	(65.8)	36.7
May 2021	75.3	(19.5)	35.5		(44.3)		1,351.1	(61.6)	40.4
June 2021	36.3	(12.8)	40.2		(38.3)		610.5	(50.7)	49.7
Q2 2021	44.6	(17.2)	36.2		(43.5)		909.7	(59.2)	42.3

Changes in Pro-forma ADR, Occupancy and RevPAR for each month in 2021 compared to the same periods in 2020 and 2019 and Pro-forma Occupancy for 2021 for only the consolidated hotels open during the entirety of each month were as follows:

		Change in Pro-forma ADR		Change in Pro-Forma Occupancy				Change in Pro-Forma RevPAR
	Number of Consolidated Hotels Open	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020		2021 vs. 2019		2021 vs. 2020	2021 vs. 2019	2021 Pro-forma Occupancy
January 2021	40	(37.6)%	(37.0)%	(45.9)%	pts	(42.6)%	pts	(75.3)%	(73.9)%	30.1%
February 2021	40	(30.6)	(29.5)	(45.9)		(44.2)		(69.7)	(68.6)	35.6
March 2021	40	(17.1)	(23.1)	9.1		(36.7)		3.4	(57.3)	45.9
April 2021	42	52.6	(18.1)	44.4		(34.4)		1,437.0	(51.7)	49.3
May 2021	42	75.0	(13.7)	47.3		(28.7)		1,336.8	(43.7)	53.8
June 2021	45	36.3	(9.2)	47.8		(27.7)		604.3	(38.1)	59.2

As expected, strong demand trends continued in July 2021. Changes in Pro-Forma ADR, Occupancy and RevPAR for July 2021 compared to July 2020 for the 46 consolidated hotels open during the entirety of the month are preliminarily estimated to be 45.0%, 48.0% pts and 470.6%, respectively. Total Pro-forma occupancy for July 2021 for the 46 consolidated hotels open during the entirety of the month is preliminarily estimated to be 64.4%.

For the second quarter of 2021, Park’s portfolio generated positive Hotel Adjusted EBITDA with over half of Park’s open consolidated hotels achieving break-even levels. In June 2021, Park broke even at the corporate level and anticipates positive cash flow for the third quarter, based on current trends.

Domestic leisure transient demand continued to grow significantly during the second quarter of 2021 as COVID-19 vaccinations rates increased, domestic restrictions eased and restrictions on international travel continued. The Pro-forma Rooms Revenue mix for each of three and six months ended June 30, 2021, 2020 and 2019 for the 42 consolidated hotels open during the entirety the second quarter of 2021 or 40 consolidated hotels open during the entirety of the first half of 2021 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
Group	7.9%	9.1%	28.3%	7.5%	29.8%	30.7%
Transient	84.7	66.1	64.9	84.0	61.4	63.6
Contract	5.8	23.3	4.8	6.9	6.5	3.7
Other	1.6	1.5	2.0	1.6	2.3	2.0

The change in Pro-forma Rooms Revenue for the three and six months ended June 30, 2021 compared to the same periods in 2019 for the 42 consolidated hotels open during the entirety the second quarter of 2021 or 40 consolidated hotels open during the entirety of the first half of 2021 were as follows:

	Three Months Ended June 30,	Six Months Ended June 30,
	2021 vs. 2019	2021 vs. 2019
Group	(84.2)%	(88.7)%
Transient	(25.8)	(38.7)
Contract	(32.0)	(12.7)
Other	(51.8)	(61.8)

Group demand is showing signs of recovery with lead volume continuing to increase, up from 50% of 2019 levels in January to 96% of 2019 levels in July. In the quarter for the quarter bookings through June were better than expected, driven by smaller groups (up to 300 peak room nights) holding events in locations with fewer restrictions. Assuming the reopening momentum across the U.S. continues, Park expects to see a return of larger groups late in the third quarter in select markets. Looking further out, group bookings for 2022 have increased each of the past three quarters, growing by over 200,000 room nights, or nearly 25%, since September 30, 2020 with acceleration following the approval of COVID-19 vaccines for emergency use in November 2020. As of June 30, 2021, 2022 group bookings are approximately 72% of what 2019 group bookings were as of June 30, 2018.

Highlights for Park's consolidated hotels owned as of August 5, 2021 in each of the Company’s key markets, segmented between leisure and other markets, are as follows:

Leisure Markets

•
Hawaii: Both Hawaii hotels are open, and certain restrictions between the Hawaiian Islands have been lifted. Although the market continues to be subject to global travel restrictions, including COVID-19 testing requirements, both hotels benefited from occupancy growth from domestic leisure demand, generating positive Hotel Adjusted EBITDA during the second quarter of 2021 as demand trends continued to rapidly accelerate. Hilton Waikoloa Village and Hilton Hawaiian Village achieved occupancy of 78% and 62%, respectively, for the second quarter and occupancy of 89% and 84% in June 2021, respectively, with rate increasing across both hotels by 2% from June 2019;
•
Orlando: All of Park’s Orlando hotels are open and benefited from leisure demand as well as the return of some group demand during the quarter, resulting in combined occupancy of 56% in June 2021 and 48% for the quarter;
•
New Orleans: The Hilton New Orleans Riverside continued to benefit from an increase in leisure demand associated with loosening of state and local restrictions, and the hotel achieved occupancy of 43% in June 2021 and 53% for the quarter;
•
Southern California: All of Park’s hotels in Southern California are open, and as statewide restrictions were further lifted during the second quarter, the hotels benefited from an increase in leisure demand, resulting in occupancy in June 2021 of 75%. Occupancy for the quarter was 67% , an increase of 27 percentage points from the first quarter of 2021. Compared to the second quarter of 2019, rate increased by 7%;
•
Key West: Casa Marina, A Waldorf Astoria Resort, and The Reach Key West, Curio Collection, are both open and continued to benefit from leisure transient demand, resulting in occupancy of 92% in June 2021 and for the quarter. Compared to the second quarter of 2019, occupancy increased by 8 percentage points and rate increased by 36%; and
•
Miami: Both of Park’s Miami hotels are open and benefited from strong leisure transient demand, achieving occupancy of 64% in June 2021 and 72% for the quarter. During the second quarter, occupancy increased 6 percentage points and rate increased by approximately 9% compared to the first quarter of 2021. Rate increased by 23% compared to the second quarter of 2019.

Other Markets

•
San Francisco: Hilton San Francisco Union Square reopened in May 2021 as local restrictions loosened and market demand improved, with four of Park's five hotels now open in the market. The JW Marriott San Francisco Union Square and Hyatt Centric Fisherman's Wharf, both of which remained open throughout the pandemic, achieved occupancy of 46% and 60% for the quarter, respectively, and 57% and 69% in June 2021, respectively, an increase from approximately 26% and 30% in the first quarter of 2021 as local weekend leisure demand increased;
•
Boston: All of Park’s Boston hotels are open and achieved combined occupancy of 56% in June 2021. Occupancy for the quarter was 45%, an increase of 19 percentage points from the first quarter of 2021;
•
New York: The Hilton New York Midtown's operations remain suspended; however, Park is monitoring demand in the market and currently expects to reopen this hotel in the third quarter;
•
Chicago: The W Chicago - City Center, Hilton Garden Inn Chicago/Oak Brook Terrace and Hilton Chicago reopened during the second quarter of 2021 as state and local restrictions were lifted. The W Chicago – Lakeshore and Hilton Chicago/Oak Brook Suites have remained open throughout the pandemic, primarily due to demand from airline crews and weekend leisure travel demand, with occupancy of 44% and 63% in June 2021, respectively, and 36% and 62% for the quarter, respectively;
•
Denver: The Hilton Denver is open and benefited from the loosening of local restrictions, which resulted in occupancy of 59% in June 2021. Occupancy for the quarter was 50%, an increase of 26 percentage points from the first quarter of 2021;
•
Washington, D.C.: All of Park’s hotels are open and benefited from increased leisure demand, with occupancy increasing to 36% in June 2021 and 30% for the quarter, from 23% in March 2021, and a 15% increase in rate in June 2021 compared to March 2021;
•
Seattle: All of Park’s Seattle hotels are open and benefited from demand from airline crews and weekend leisure travel with combined occupancy increasing to 65% in June 2021. Occupancy for the quarter was 51%, an increase of 24 percentage points from the first quarter of 2021.

Balance Sheet and Liquidity

Park and its hotel managers have taken several proactive steps to reduce its burn rate, increase liquidity and mitigate the effects of COVID-19 on its business, including reducing labor and other operating expenses and cutting budgeted expenditures for 2021 to approximately $40 million for maintenance projects. As a result of these measures, coupled with expected continued leisure demand and the continued distribution of COVID-19 vaccines, Park's portfolio generated positive Hotel Adjusted EBITDA during the second quarter. In June 2021, Park broke even at the corporate level and anticipates positive cash flow for the third quarter, based on current trends.

Park’s Net Debt as of June 30, 2021 was $4.4 billion. Following the sales of the Hotel Indigo San Diego Gaslamp Quarter, Courtyard Washington Capitol Hill Navy Yard and Hotel Adagio, Autograph Collection, Park reduced its outstanding debt by $223 million. Park's current liquidity is over $1.8 billion, including approximately $1.1 billion of available capacity under the Company's Revolver. As a result of the expected sale of the Le Meridien San Francisco, Park expects to further reduce its outstanding debt by approximately $208 million.

Park had the following debt outstanding as of June 30, 2021:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of June 30, 2021
Fixed Rate Debt
Mortgage loan	DoubleTree Hotel Spokane City Center	3.62%	July 2026(1)	$14
Mortgage loan	Hilton Denver City Center	4.90%	August 2022(2)	59
Mortgage loan	Hilton Checkers Los Angeles	4.11%	March 2023	27
Mortgage loan	W Chicago - City Center	8.25%	August 2023(3)	75
Commercial mortgage-backed securities loan	Hilton San Francisco Union Square, Parc 55 San Francisco - a Hilton Hotel	4.11%	November 2023	725
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	138
Commercial mortgage-backed securities loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	165
2025 Senior Secured Notes		7.50%	June 2025	650
2028 Senior Secured Notes		5.88%	October 2028	725
2029 Senior Secured Notes		4.88%	May 2029	750
Finance lease obligations		3.07%	2021 to 2022	1
Total Fixed Rate Debt		5.10%(4)		4,604

Variable Rate Debt
Revolving credit facility(5)(6)	Unsecured	L + 3.00%	2021 to 2023	13
Mortgage loan(7)	DoubleTree Hotel Ontario Airport	L + 3.00%	May 2022	30
2019 Term Facility(5)(8)	Unsecured	L + 2.65%	August 2024	497
Total Variable Rate Debt		2.95%(4)		540

Add: unamortized premium				3
Less: unamortized deferred financing costs and discount				(47)
Total Debt(9)		4.94%(4)		$5,100

(1)	In June 2021, Park’s joint venture repaid the $12 million loan secured by the Doubletree Spokane with proceeds from a $14 million loan with a maturity date of July 1, 2026.
(2)	The loan matures in August 2042 but is callable by the lender beginning August 2022.
(3)

In January 2021, Park ceased making debt service payments toward the $75 million mortgage loan secured by the W Chicago City Center and has received a notice of an event of default. The default interest rate on the loan is 8.25%, and the stated interest rate is 4.25%. While Park hopes to negotiate an amendment with the lender, there can be no assurances that an agreement will be reached.

(4)	Calculated on a weighted average basis.
(5)	In May 2020, Park amended its credit and term loan facilities to add a LIBOR floor of 25 basis points.
(6)

In September 2020, Park increased its aggregate commitments under the Revolver by $75 million to $1.075 billion and extended the maturity date with respect to $901 million of the aggregate commitments for two years to December 2023, including all $75 million of the increased Revolver commitments. The maturity date for the remaining $174 million of commitments under the Revolver is December 2021. In July 2021, Park fully repaid the outstanding balance of the Revolver with net proceeds from the sale of the Hotel Indigo San Diego Gaslamp Quarter and Courtyard Washington Capitol Hill Navy Yard.

(7)

In April 2021, the joint venture that owns the property amended its $30 million mortgage loan secured by the Doubletree Hotel Ontario Airport to extend its maturity to May 28, 2022 and modified the interest rate to one-month LIBOR plus 3.00%, with a LIBOR floor of 25 basis points.

(8)

Following the sale of the Hotel Adagio, Autograph Collection in July 2021, Park repaid $77 million of the 2019 Term Facility, and as a result of the expected sale of the Le Meridien San Francisco, Park expects to further reduce the outstanding balance of the 2019 Term Facility by approximately $208 million.

(9)	Excludes $225 million of Park’s share of debt of its unconsolidated joint ventures.

Dividends

In light of the COVID-19 pandemic, Park suspended dividend payments following the payment of its first quarter 2020 dividend.

Full-Year 2021 Outlook

Given the continued economic uncertainty, travel restrictions and rapidly changing circumstances related to the COVID-19 pandemic, Park is not providing an outlook for full-year 2021 at this time.

The Company’s ability to predict future operating results remains significantly impacted by the current COVID-19 pandemic. Park expects that the trends affecting the economy will continue to depress hotel operating results across the portfolio. While recent trends have shown signs of improvement, the economic environment continues to lack sufficient clarity at this time to provide accurate guidance.

Supplemental Disclosures

In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.

Conference Call

Park will host a conference call for investors and other interested parties to discuss second quarter 2021 results on August 6, 2021 beginning at 11 a.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Second Quarter 2021 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.

A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, including the expected reopening dates for the Company’s hotels and dates that its properties will break even or achieve positive Hotel Adjusted EBITDA, the impact to the Company's business and financial condition and that of its hotel management companies, measures (including through potential alternative sources of revenue) being taken in response to COVID-19, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated dispositions, the declaration and payment of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors continues to be the adverse effect of COVID-19, including resurgences, on the Company’s financial condition, results of operations, cash flows and performance, its hotel management companies and its hotels’ tenants, and the global economy and financial markets. COVID-19 has significantly affected the Company’s business, and the extent to which COVID-19 continues to affect the Company, its hotel managers, tenants and guests at the Company’s hotels will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its effect, the emergence of virus variants, the efficacy, availability and deployment of vaccinations and other treatments to combat COVID-19, including public adoption rates of COVID-19 vaccines, additional closures that may be mandated or advisable even after the reopening of certain of the Company’s hotels on a limited basis, whether due to an increased number of COVID-19 cases or otherwise, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders Adjusted FFO attributable to stockholders, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 56 premium-branded hotels and resorts with over 32,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except share and per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Property and equipment, net	$8,820	9,193
Assets held for sale	77	—
Investments in affiliates	13	14
Intangibles, net	44	45
Cash and cash equivalents	909	951
Restricted cash	35	30
Accounts receivable, net of allowance for doubtful accounts of $2 and $3	63	26
Prepaid expenses	35	39
Other assets	50	60
Operating lease right-of-use assets	220	229
TOTAL ASSETS (variable interest entities - $235 and $229)	$10,266	$10,587
LIABILITIES AND EQUITY
Liabilities
Debt	$5,100	5,121
Accounts payable and accrued expenses	178	147
Due to hotel managers	90	88
Deferred income tax liabilities	10	10
Other liabilities	107	134
Operating lease liabilities	236	244
Total liabilities (variable interest entities - $217 and $213)	5,721	5,744

Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 236,891,740 shares issued and 236,493,847 shares outstanding as of June 30, 2021 and 236,217,344 shares issued and 235,915,749 shares outstanding as of December 31, 2020	2	2
Additional paid-in capital	4,525	4,519
Retained earnings	70	376
Accumulated other comprehensive loss	(3)	(4)
Total stockholders' equity	4,594	4,893
Noncontrolling interests	(49)	(50)
Total equity	4,545	4,843
TOTAL LIABILITIES AND EQUITY	$10,266	$10,587

PARK HOTELS & RESORTS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Rooms	$207	$21	$313	$383
Food and beverage	54	3	76	164
Ancillary hotel	50	15	79	72
Other	12	3	20	22
Total revenues	323	42	488	641

Operating expenses
Rooms	59	20	94	132
Food and beverage	42	14	63	137
Other departmental and support	101	60	179	232
Other property-level	52	56	100	116
Management fees	14	—	21	25
Impairment loss and casualty gain, net	5	—	5	694
Depreciation and amortization	71	75	145	150
Corporate general and administrative	16	14	34	30
Other	13	4	20	25
Total expenses	373	243	661	1,541

Gain on sales of assets, net	6	1	6	63

Operating loss	(44)	(200)	(167)	(837)

Interest income	—	1	—	2
Interest expense	(66)	(50)	(129)	(90)
Equity in losses from investments in affiliates	(2)	(8)	(6)	(9)
Other loss, net	(2)	(1)	(2)	(3)

Loss before income taxes	(114)	(258)	(304)	(937)
Income tax expense	—	(3)	(1)	(13)
Net loss	(114)	(261)	(305)	(950)
Net (income) loss attributable to noncontrolling interests	(2)	2	(1)	3
Net loss attributable to stockholders	$(116)	$(259)	$(306)	$(947)

Loss per share:
Loss per share - Basic	$(0.49)	$(1.10)	$(1.30)	$(4.01)
Loss per share - Diluted	$(0.49)	$(1.10)	$(1.30)	$(4.01)

Weighted average shares outstanding - Basic	236	235	235	236
Weighted average shares outstanding - Diluted	236	235	236	236

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(114)	$(261)	$(305)	$(950)
Depreciation and amortization expense	71	75	145	150
Interest income	—	(1)	—	(2)
Interest expense	66	50	129	90
Income tax expense	—	3	1	13
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	4	4	5	9
EBITDA	27	(130)	(25)	(690)
Gain on sales of assets, net	(6)	(1)	(6)	(63)
Acquisition costs	—	—	—	1
Severance expense	—	—	—	2
Share-based compensation expense	4	4	10	6
Impairment loss and casualty gain, net	5	—	5	694
Other items	3	5	—	10
Adjusted EBITDA	$33	$(122)	$(16)	$(40)

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

PRO-FORMA HOTEL ADJUSTED EBITDA AND

PRO-FORMA HOTEL ADJUSTED EBITDA MARGIN

(unaudited, dollars in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted EBITDA	$33	$(122)	$(16)	$(40)
Less: Adjusted EBITDA from investments in affiliates	(2)	4	—	—
Add: All other(1)	11	10	22	23
Hotel Adjusted EBITDA	42	(108)	6	(17)
Less: Adjusted EBITDA from hotels disposed of	—	2	2	(2)
Pro-forma Hotel Adjusted EBITDA	$42	$(106)	$8	$(19)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total Revenues	$323	$42	$488	$641
Less: Other revenue	(12)	(3)	(20)	(22)
Less: Revenues from hotels disposed of	(6)	(2)	(10)	(19)
Pro-forma Hotel Revenues	$305	$37	$458	$600

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	Change(2)	2021	2020	Change(2)
Pro-forma Hotel Revenues	$305	$37	715.6%	$458	$600	(23.7)%
Pro-forma Hotel Adjusted EBITDA	$42	$(106)	NM(3)	$8	$(19)	NM(3)
Pro-forma Hotel Adjusted EBITDA margin(2)	13.7%	(282.7)%	NM(3)	1.7%	(3.2)%	NM(3)
__________________________________

(1)    Includes other revenues and other expenses, non-income taxes on TRS leases included in other property-level expenses and corporate general and administrative expenses in the condensed consolidated statements of operations.

(2) Percentages are calculated based on unrounded numbers.
(3) Percentage change is not meaningful.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NAREIT FFO AND ADJUSTED FFO

(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to stockholders	$(116)	$(259)	$(306)	$(947)
Depreciation and amortization expense	71	75	145	150
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(2)	(2)
Gain on sales of assets, net	(6)	(1)	(6)	(63)
Gain on sale of investments in affiliates(1)	—	(1)	—	(1)
Impairment loss	5	—	5	695
Equity investment adjustments:	—	—	—	—
Equity in losses from investments in affiliates	2	8	6	9
Pro rata FFO of investments in affiliates	—	(4)	(2)	(3)
Nareit FFO attributable to stockholders	(45)	(183)	(160)	(162)
Severance expense	—	—	—	2
Acquisition costs	—	—	—	1
Share-based compensation expense	4	4	10	6
Other items(2)	3	5	(1)	36
Adjusted FFO attributable to stockholders	$(38)	$(174)	$(151)	$(117)
Nareit FFO per share - Diluted(3)	$(0.19)	$(0.78)	$(0.68)	$(0.69)
Adjusted FFO per share - Diluted(3)	$(0.16)	$(0.74)	$(0.64)	$(0.50)
Weighted average shares outstanding - Diluted	236	235	236	236

(1)	Included in other loss, net in the condensed consolidated statements of operations.
(2)	The six months ended June 30, 2020 includes $26 million of tax expense on hotels sold during the period.
(3)	Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NET DEBT

(unaudited, in millions)
June 30, 2021
Debt	$5,100
Add: unamortized deferred financing costs and discount	47
Less: unamortized premium	(3)
Long-term debt, including current maturities and excluding unamortized deferred financing cost, premiums and discounts	5,144
Add: Park's share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	225
Less: cash and cash equivalents	(909)
Less: restricted cash	(35)
Net debt	$4,425

PARK HOTELS & RESORTS INC.

DEFINITIONS

Pro-forma

The Company presents certain data for its consolidated hotels on a pro-forma hotel basis as supplemental information for investors: Pro-forma Hotel Revenues, Pro-forma RevPAR, Pro-forma Total RevPAR, Pro-forma Occupancy, Pro-forma ADR, Pro-forma Hotel Adjusted EBITDA and Pro-forma Hotel Adjusted EBITDA Margin. The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions that have occurred through August 5, 2021 and include results from property acquisitions as though such acquisitions occurred on the earliest period presented.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin

Earnings (loss) before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings (losses) from investments in affiliates.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude:

•
Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•
Costs associated with hotel acquisitions or dispositions expensed during the period;
•
Severance expense;
•
Share-based compensation expense;
•
Impairment losses and casualty gains or losses; and
•
Other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, which excludes hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP.

Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders Nareit FFO per share - diluted and Adjusted FFO per share - diluted

Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•
Costs associated with hotel acquisitions or dispositions expensed during the period;
•
Severance expense;
•
Share-based compensation expense;
•
Other items that management believes are not representative of the Company’s current or future operating performance.

Net Debt

Net debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

The Company believes Net debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt may not be comparable to a similarly titled measure of other companies.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.

Total RevPAR

Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.